SULLIVAN WEBB, PLLC
CERTIFIED PUBLIC ACCOUNTANTS
30 WEST 6TH AVENUE - P.O.BOX 2745
HUNTINGTON, WEST VIRGINIA 25727 - 2745
TELEPHONE: (304) 697-0565
FACSIMILE: (304) 697-0567

BRUCE I. SULLIVAN, CPA CHARLES D. WEBB, MBA, CPA	MEMBERS AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS W V SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF SULLIVAN WEBB, PLLC

December 7, 2006

We consent to the incorporation in the Form S-B-2 Registration Statement of Safe Rx Pharmacies, Inc. of our report dated July 5, 2006, on the financial statements of Safescript of Ohio, Inc. for the years ended December 31, 2005 and 2004, and to reference to us the heading "Experts" in the Prospectus which is part of this Registration Statement.

Sullivan Webb, PLLC